Exhibit 5.1

6
April 16, 2020

Ampio Pharmaceuticals, Inc.

373 Inverness Parkway, Suite 200

Englewood, Colorado 80112

Re:    Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on April 15, 2020 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Ampio Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of up to $100,000,000 of any combination of securities of the types specified therein. We are delivering this opinion letter in connection with the prospectus (the “Prospectus”) filed on April 15, 2020 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus relates to the offering by the Company of up to $50,000,000 in shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), covered by the Registration Statement. The Shares are being offered and sold by the Company through the sales agents named in, and pursuant to, the Sales Agreement between the Company and the sales agents.

 We have reviewed originals or copies, certified or otherwise identified to our satisfaction of such documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinions set forth herein and made such examination of law as we have deemed appropriate to give the opinions set forth herein. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

For purposes of the opinions set forth below, we refer to the following as “Future Approval and Issuance”:

(a) the approval by the Company’s board of directors (or a duly authorized committee of the board of directors) of the issuance of the Shares (the “Approval”), and

(b) the issuance of the Shares in accordance with the Approval and the receipt by the Company of the consideration (which shall not be less than the par value of such Shares) to be paid in accordance with the Approval.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon Future Approval and Issuance, will be validly issued, fully paid and nonassessable.

For purposes of the opinion set forth above, we have further assumed that (i) the Company will not at any time issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation such that the number of authorized but unissued shares of Common Stock under the Company’s certificate of incorporation is less than the number of unissued Shares and (ii) that no Future Approval and Issuance will purport to issue Shares in an amount in excess of the number of authorized but unissued shares of Common Stock under the Company’s certificate of incorporation at such time.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Squire Patton Boggs (US) LLP
Squire Patton Boggs (US) LLP